Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of  September 17, 2014 (the “Agreement”) by and between GRQ Consultants, Inc., a Florida corporation  (the “Consultant”) and Marathon Patent Group, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to engage Consultant as a consultant and in connection therewith to provide certain consulting services related to the Company’s business and Consultant is willing to be engaged by the Company as a consultant and to provide such services, on the terms and conditions set forth below; and

WHEREAS, the Company desires to compensate  Consultant by issuing Consultant shares of preferred stock pursuant to the Company’s amended and restated 2014 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders by September 16, 2015 (the “Stockholder Approval”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Consulting.  The Company hereby retains Consultant, and Consultant hereby agrees to make itself available as a consultant to the Company, upon the terms and subject to the conditions contained herein.

2.           Duties of Consultant.

(a)           The Company hereby engages Consultant to perform the services listed on the attached Exhibit A (the "Services") during the Term (as defined below). Notwithstanding the foregoing, the Services shall not (unless the Consultant is appropriately licensed, registered or  there is an exemption available from such licensing or registration) include, directly or indirectly, any activities which require the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”).  The Company acknowledges the Consultant is not, and will not become engaged in, and agrees it will not assert that the Consultant is engaged in, either: (i) effecting securities transactions for or on the account of the Company or otherwise engaging in activities that would constitute acting as a broker or dealer required to be registered under the 1934 Act; (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940: or (iii) providing any tax, legal or other services.  The Company acknowledges and hereby agrees that Consultant is not engaged on a full-time basis and Consultant may pursue any other activities and engagement it desires during the term of this Agreement, including advising other entities which may be in competition to the Company’s business.

(b)           The parties hereto acknowledge and agree that the Services to be provided are in the nature of advisory services only, and Consultant shall have no responsibility or obligation for execution of the Company’s business or any aspect thereof nor shall Consultant have any ability to obligate or bind the Company in any respect.  Consultant shall have control over the time, method and manner of performing the Services.

3.           Term.  Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue through the second anniversary of the date hereof, unless earlier terminated (the “Term”).  This Agreement may be terminated at any time upon thirty (30) days prior written notice of such termination to the Consultant, subject to the limitations set forth on Exhibit A hereto.

4.           Compensation. In consideration of the Services to be rendered by Consultant hereunder, during the Term the Company agrees to pay the Consultant as follows:

(a) Issuance of Series B Convertible Preferred Stock. Consultant shall be issued  within ten days of the date hereof 50,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred  Stock”), pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock. An additional 50,000 shares of Series B Preferred Stock (the “Remainder Series B Preferred Stock”) shall be issuable to Consultant in six (6) equal monthly installments of 8,333 shares of Series B Preferred Stock commencing on October 17, 2014; provided that upon a Change of Control (as defined below), the Consultant shall immediately prior to the consummation of the Change of Control Transaction, receive the balance of any unissued Remainder Series B Preferred Stock. Upon the issuance of the Series B Preferred Stock as contemplated by this Agreement, the Series B Preferred  Stock may only be sold, pledged or otherwise transferred by Consultant (A) after the Stockholder Approval of the Plan is obtained and (B) in compliance by with applicable federal and state securities laws..   In addition to the 100,000 shares of Series B Preferred Stock that Consultant shall receive pursuant to this Agreement, Consultant shall be entitled to receive additional shares of Series B Preferred Stock as compensation for the Company achieving  certain benchmarks are further outlined on Exhibit A (the “Benchmarks”).

All issuance of the Series B Prefererd Stock by the Company to Consultant contemplated in this Agreement (including, without limitation, upon the achievement of the Benchmarks) shall be subject to the Stockholder Approval of the Plan. In the event that the Stockholder Approval of the Plan is not obtained, all shares of Series B Preferred Stock issued by the Company to Consultant pursuant to this Agreement (including, without limitation, upon the achievement of the Benchmarks) shall be automatically cancelled by the Company without any further action required by the Company and Consultant and, in such a circumstance, Consultant and the Company shall negotiate in good faith alternative compensation arrangements of comparable economic value for the Services that satisfy the regulatory requirements of NASDAQ Stock Market LLC.

(b)  Change of Control.  For purposes hereof, “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

5.           Representations and Warranties of the Consultant.  This Agreement and the issuance and grant of the Series B Preferred Stock hereunder is made by the Company in reliance upon the express representations and warranties of the Consultant, which by acceptance hereof the Consultant confirms that:

(a)
The  Series B Preferred Stock and the underlying shares of common stock of the Company, par value $0.0001 per share,  issuable upon the conversion of the Series B Preferred Stock by Consultant (collectively, the “Securities”) granted to the Consultant pursuant to this Agreement are being acquired by the Consultant for its own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Securities.

(b)
The Securities must be held by the Consultant indefinitely unless they are  registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available. The Company is under no obligation to register the Securities or to make available any such exemption.

(c)
Consultant further represents that Consultant has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition and to obtain additional information reasonably necessary to verify the accuracy of such information.

(d)
Unless and until the Securities are registered under the Securities Act, all certificates representing the Securities and any certificates subsequently issued in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM AND STOCKHOLDER APPROVAL OF THE PLAN AS CONTEMPLATED PURSUANT TO THAT CERTAIN CONSULTING AGREEMENT DATED SEPTEMBER 17, 2014 BETWEEN THE COMPANY AND CONSULTANT HAS BEEN OBTAINED

(e)	The Consultant is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

6.           Expenses.  Consultant shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Consultant during the term of this Agreement, including any renewal or extension terms (in accordance with the policies and procedures established by the Company) in the performance of its duties and responsibilities under this Agreement; provided, that Consultant shall properly account for such expenses in accordance with Company policies and procedures.  In addition, Consultant shall be entitled to reimbursement of legal fees incurred by Consultant in connection with negotiation or enforcement of this Agreement and related to any matter arising under this Agreement or the performance of Consultant’s services.

7.           Termination.   Either party may, in its discretion and at its option terminate this Agreement at any time upon thirty (30) days’ written notice to the other party, provided, however, the provisions providing compensation to Consultant and termination limitations set forth in Exhibit A, as well as Section 4, 6, 7, 8, and 16, shall survive such termination.

8.           Confidentiality.  In connection with Consultant’s engagement, it is contemplated that the Company will not supply Consultant with non-public or proprietary information concerning the Company and its business and operations and affiliates without the prior written agreement of Consultant to receive such Confidential Information (“Confidential Information”).

9.           Independent Contractor.  It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor.  Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

10.           Conflict of Interest.  The Consultant covenants to the Company that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement.  Consultant has fully disclosed to Company and Company acknowledges Consultant is wholly-owned and controlled by a shareholder of the Company.

11.           Waiver of Breach.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

12.           Binding Effect; Benefits.  The Consultant may not assign its rights hereunder without the prior written consent of the Company, and any such attempted assignment without such consent shall be null and void and without effect.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

13.           Notices.  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :

Marathon Patent Group, Inc.
Attention: Douglas Croxall. CEO
11100 Santa Monica Blvd
Suite 380
Los Angeles, CA 90025

If to the Consultant, to:

GRQ Consultants, Inc.
555 SOUTH FEDERAL HIGHWAY #450
Boca Raton, FL 33432
Attn: President

14.           Entire Agreement; Amendments.  This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

15.           Severability.  The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto each hereby submits for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state courts in the State of New York.  The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in Paragraph 4 below. The place of mediation/arbitration shall be New York, New York.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

1.	Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

2.
The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

3.
All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

4.
Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire.

5.
At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 2 above.

6.
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

17.           Headings.  The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures evidenced by facsimile transmission will be accepted as original signatures.

19.  Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement.  Each party recognizes and acknowledges that counsel to the Company has represented Consultant in connection with various legal matters and each party waives any conflicts of interest or other allegations that it has not been represented by its own counsel.

20.           Nature of Compensation. Notwithstanding any contrary provision set forth in this Agreement, in the event that the Board (as defined in the Plan) shall determine to authorize and designate a new Series C Convertible Preferred Stock (the “Series C Preferred Stock”), as a  separate series of Preferred Stock (as defined in the Plan) specifically reserved for issuance to consultants under the Plan, then Consultant shall receive, in lieu of Series B Preferred Stock, an equivalent amount of Series C Preferred Stock; provided, that the certificate of designation for the Series C Preferred Stock (the “Series C Certificate”)  shall be substantially similar in all material respects to the certificate of designation  for the Series B Preferred Stock (it being agreed that the Series C Certificate may also include additional restrictions on issuance to ensure compliance with Section 17 of the Plan and with NASDAQ Listing Rule 5635(d), In the event that the Board determines to authorize and designate a Series C Preferred Stock as contemplated by this Section 20, then (A)  every reference to Series B Preferred Stock in this Agreement (other than in this Section 20) shall be deemed to be a reference to Series C Preferred Stock, (B) the Company shall promptly prepare the Series C Certificate with the Secretary of State of the State of Nevada and (C) shall issue to Consultant the initial 50,000 shares of Series C Preferred Stock contemplated by Section 4(a) of this Agreement promptly thereafter. Consultant acknowledges that the issuance of any shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be subject to Section 17 of the Plan and any restrictions on issuance set forth in the applicable certificate of designation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MARATHON PATENT GROUP, INC.

By:  /s/ Doug Croxall
Name:  Doug Croxall
Title:    Chief Executive Officer

GRQ CONSULTANTS, INC.

By:  /s/ Barry Honig
Name:  Barry Honig
Title:    President

Exhibit A

Services:  Provide advice and support for the Company, including but not limited to, advertising, marketing, business development, strategic and business planning, channel partner development and other functions reasonably necessary for advancing the Opus Analytics business of the Company.

Limitation on Termination:  This agreement may not be terminated if prior to the six month anniversary of the Effective Date if Consultant has not generated 500 new subscribers in the aggregate to the Opus Analytics platform.

Additional Compensation: Subject to Stockholder Approval of the Plan,  if Consultant achieves the following benchmarks the associated compensation shall be deemed earned and the Company will promptly deliver the agreed upon compensation.

Benchmark	Compensation
Through the Consultant’s efforts, Opus has achieved $2,000,000 of gross revenue from subscribers to its platform
Consultant shall receive on or prior to five (5) business days of the achievement of this benchmark (the “Initial Issuance Date”),  the amount of $60,000 payable in the form of shares of Series B Preferred Stock valued as set forth below.

Through the Consultant’s efforts, Opus has achieved $4,000,000 of gross revenue from subscribers to its platform
*Consultant shall receive on or prior to five (5) business days of the achievement of this benchmark (the “Subsequent Issuance Date”),  the amount of $60,000 payable in the form of shares of Series B Preferred Stock, valued as set forth below.

Through the Consultant’s efforts, Opus has achieved $6,000,000 of gross revenue from subscribers to its platform net new aggregate subscribers to its platform
*Consultant shall receive on or prior to five (5) business days of the achievement of this benchmark (the “Final Issuance Date” and together with the Initial Issuance Date, and the Subsequent Issuance Date, each an “Issuance Date” and collectively the “Issuance Dates”),  the amount of $60,000 payable in the form of shares of Series B Preferred Stock, valued as set forth below.

*3% of the difference between $2,000,000 and $4,000,000; 3% of the difference between $4,000,000 and $6,000,000.

The number of shares of Series B Preferred Stock to be issued to Consultant on any applicable Issuance Date shall be equal to: $60,000 (for each benchmark achieved) divided by the applicable Market Price.  The term “Market Price” shall mean the volume weighted average price per share for the common stock of the Company during the thirty (30) day trading period ending on the trading day immediately preceding the applicable Issuance Date.